EXHIBIT 5.1

Akerman Senterfitt

420 South Orange Avenue

Suite 1200

Orlando, FL 33301-32801

(407) 423-4000 – telephone

(407) 843-6610 — fax

January 29, 2007

Super Vision International, Inc.

8210 Presidents Drive

Orlando, Florida 32809

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Super Vision International, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of up to 7,636,017 shares of Class A Common Stock, $0.001 par value per share (the “Shares”) of the Company, consisting of 4,286,246 shares of Class A Common Stock (the “Common Shares”), presently issued and 3,349,771 shares of Class A Common Stock (the “Warrant Shares” and together with the Common Shares, the “Shares”) issuable upon the exercise of warrants (the “Warrants”) presently issued. All of the Shares are being registered on behalf of certain stockholders of the Company.

In connection with this opinion letter, we have examined the Registration Statement and exhibits thereto and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, the Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have not made any independent investigation.

Based upon the foregoing, and assuming the receipt of the appropriate consideration for the Common Shares, we are of the opinion that the Common Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable, and upon the valid exercise of the Warrants, the Warrant Shares have been duly authorized and will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Florida, the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Sincerely,

/s/ AKERMAN SENTERFITT
AKERMAN SENTERFITT